Execution Version

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of the 31st day of October 2013 (the “Commencement Date”) between Revere Holdings Limited, a Cayman Islands company (the “Client”) and Brookfield Asset Management Private Institutional Capital Adviser US, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Client was a member of Brookfield Retail Holdings IV-B LLC (“BRH”) through which it was the beneficiary of a total return swap which effectively entitled Client to returns from certain shares of General Growth Properties Inc. (“GGP Shares”), shares of Rouse Properties Inc. (“Rouse Shares”) and warrants to purchase shares of General Growth Properties Inc. (“GGP Warrants”) (such GGP Shares, Rouse Shares and GGP Warrants, collectively, the “BRH Securities”);

WHEREAS, BRH was a member of a consortium of entities which held BRH Securities (such consortium referred to collectively as, the “Parallel Investment Vehicles”);

WHEREAS, contemporaneously with the execution of this Agreement, (a) the Client has ceased to be a member of BRH, (b) BRH has settled its total return swap with Brookfield US Retail Holdings LLC, (c) the Client owns the BRH Securities directly, (d) the Client expects to transfer all of its Rouse Shares to an affiliate and (e) the Client desires to establish the Investment Account (as defined below) contemplated hereby;

WHEREAS, the Client desires to appoint the Adviser as the investment manager of the portion of the assets of the Client constituting the Investment Account on the terms set forth in this Agreement; and

WHEREAS, for so long as the GGP Shares and GGP Warrants remain in the Investment Account they shall be managed in parallel to and with a broader consortium of investors holding GGP Shares and GGP Warrants managed by the Adviser and/or its affiliates as well as alongside certain proprietary investments in GGP Shares or GGP Warrants by the Adviser and/or its affiliates (collectively, the “Continuing Consortium”).

NOW, THEREFORE, the parties hereto agree as follows:

1.          Appointment and Status as Investment Manager. The Client hereby appoints the Adviser as the investment manager with respect to the Investment Account, and the Adviser hereby accepts such appointment, on the terms and conditions set forth herein.

2.          Investment Account. The “Investment Account” shall initially consist of cash in the amount of US$400,000,000, to be utilized promptly solely to purchase additional GGP Shares and GGP Warrants from investors exiting the existing consortium managed by the Adviser and its affiliates, and the GGP Shares and GGP Warrants owned by the Client, and shall include all distributions and proceeds of the sale thereof, including, without limitation, any securities or assets received in exchange therefor, including all dividends and interest on investments, and all appreciation thereof, net of withdrawals therefrom (the “Account Investments”). Subject to the terms hereof, the Client may from time to time instruct the Custodian (as hereinafter defined) to effect transactions in the Account Investments; provided, however, that each request by the Client to sell, assign, transfer, dispose of or otherwise withdraw any Account Investment (each a “Withdrawal Transaction” and collectively, the “Withdrawal Transactions”) shall be subject to Section 4.

3.          Management of Account.

(a)          The Client hereby appoints Adviser as its agent and attorney-in-fact, with full power, in its discretion, to vote any GGP Shares and to exercise any GGP Warrants near or at the end of their terms if the market price as of the exercise exceeds the exercise price and would not result in any liability for the Client under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), in each case which are in the Investment Account for so long as such GGP Shares and GGP Warrants, as applicable, remain in the Investment Account; provided, that commencing at least 90 days prior to exercise the Adviser shall consult with Client and any exercise of the GGP Warrants by the Adviser shall require the prior written consent of the Client. Such power to vote any GGP Shares in the Investment Account is irrevocable. Notwithstanding anything in this Agreement, however, the Adviser shall not incur any liability to the Client by reason of any exercise of, or failure to exercise, such discretion, absent an act or omission taken or omitted as a result of its gross negligence or bad faith as finally adjudicated by a court of competent jurisdiction. This limited agency and power of attorney shall terminate upon the earlier of the effectiveness of a termination pursuant to and in accordance with Section 14 or an earlier Withdrawal Transaction with respect to all remaining GGP Shares and GGP Warrants in accordance with Section 4.

(b)          The Client hereby acknowledges those certain conflicts of interests and disclosures set forth on Annex A.

(c)          The Adviser may exercise any of its rights or authority under this Agreement directly or through sub-advisors or agents.

(d)           The Client and the Adviser may mutually agree from time to time to amend the Account Investments. The Client will incorporate into the Account Investments any restrictions on investments that may be made by the Adviser on the Client’s behalf or may otherwise be required under law, provided that it shall be the Adviser’s responsibility to abide by any and all applicable laws and regulations affecting or governing its activities hereunder as a registered investment adviser under the United States Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(e)          The Client will promptly provide such information and execute and deliver such documents as may be necessary to comply with any and all laws and regulations, including all securities, tax, anti-money laundering and “know-your-customer” type laws, as reasonably requested by the Adviser and consistent with past practice.

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4.          Right of First Offer; Privatization.

(a)          Notwithstanding anything to the contrary contained herein, if at any time the Client proposes to effect a Withdrawal Transaction, except in connection with a Withdrawal Transaction made to an affiliate of the Client who would as a condition thereto from and after such Withdrawal Transaction hold the GGP Shares and GGP Warrants subject to the requirements of this Section 4, such Withdrawal Transaction shall be subject to the following procedures:

(i)	the Client shall give notice (the “Withdrawal Notice”) to the Adviser of the underlying securities that the Client is requesting to sell, assign, transfer, dispose of or otherwise withdraw (the “Subject Interest”);

(ii)	at any time during the thirty (30) day period following the date of receipt of a Withdrawal Notice (the “Notice Period”), the Adviser or its designee (each, an “Acquiring Party”) may elect by notice to the Client (an “Acquisition Notice”) to acquire all or any portion of the Subject Interest at a price (the “Withdrawal Price”) equal to (i) the Fair Market Value (as defined below) of the underlying securities representing the portion of the Subject Interest being acquired, less (ii) a reasonable estimate of the proportionate share of all of the Continuing Consortium’s liabilities attributable to such portion of the Subject Interest determined by the Adviser in its reasonable discretion, in each case, as of the date prior to the date of the Acquisition Notice;

(iii)	within two (2) Business Days (as defined below) following (but not including) the day of deemed receipt of the Acquisition Notice, the Client may, in its sole discretion, elect to withdraw the Withdrawal Notice and to reject the sale of any portion of the Subject Interest to the Acquiring Party and, if the Withdrawal Notice is so withdrawn and any sale is so rejected, the Client shall give prompt written notice thereof to the Acquiring Party;

(iv)	if an Acquisition Notice is not provided within the Notice Period, the Client shall be free to effect a Withdrawal Transaction with respect to the Subject Interest; provided, that, upon the consummation of a Withdrawal Transaction, the Client must pay to the Adviser an estimate of the proportionate share of all of the Continuing Consortium’s accrued expenses attributable to such portion of the Subject Interest, if applicable, as determined by the Adviser in its reasonable discretion;

(v)	if the Acquiring Party provides a timely Acquisition Notice and the Client does not withdraw its Withdrawal Notice, then the closing of any acquisition by the Acquiring Party shall take place within twenty (20) days of the date of deemed receipt of the Acquisition Notice and the Acquiring Party will bear any costs of the transfer;

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(vi)	if the Client elects to withdraw its Withdrawal Notice in accordance with Section 4(a)(iii) hereof, then the Client may only effect a Withdrawal Transaction by providing a new Withdrawal Notice in accordance with the procedures set forth in this Section 4(a), provided, that in the event that there has been a decline of ten percent (10%) or more in the closing price of the GGP Shares during the period starting at the beginning of the initial Notice Period and ending at the beginning of any subsequent Notice then such subsequent Notice Period (and any further subsequent Notice Period) for any Withdrawal Notice relating to the Subject Interest will be reduced to ten (10) days;

(vii)	if the amount of the Subject Interests being purchased pursuant to the Acquisition Notice is less than the entire Subject Interest, then the Client may sell, assign, transfer, dispose of or otherwise withdraw the remainder of the Securities representing the Subject Interest; and

(viii)	For purposes of this Section 4(a), the following terms have the following meanings:

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in either New York, New York or the Emirate of Abu Dhabi are authorized or required to close.

“Daily VWAP” means , for any trading day in respect of a security trading on a national stock exchange or active over-the-counter market, the per security volume weighted average price as displayed on Bloomberg (or its equivalent successor if such service is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day on the national stock exchange or active over-the-counter market for such security (or if such volume weighted average price is not reported by Bloomberg, then as reported by another recognized source selected in good faith by the Adviser; provided, that the selection is consistent with previous selections made in respect of such security). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Fair Market Value” as of any Valuation Date means: (i) in respect of GGP Shares the Ten Day Average VWAP of such securities; and (ii) in respect of GGP Warrants, the value as of the closing of trading on the trading day immediately prior to the Valuation Date determined using mutually agreed volatility assumptions or, if the parties cannot agree, an estimate by an independent expert selected by the Adviser in consultation with Client (the “Warrant Valuation Process”).

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“Ten-Day Average VWAP” means the arithmetic average of the Daily VWAP for each trading day during the ten (10) trading day period commencing on the tenth (10th) trading day prior to the Valuation Date and ending on the Valuation Date, rounded to two decimal places.

“Valuation Date” means the trading day immediately prior to the day of deemed receipt of the Acquisition Notice.

(b)          If at any time (A) any other investor who was a member of the original Parallel Investment Vehicles enters into or amends an operating agreement of a Parallel Investment Vehicle or successor thereto, investment management agreement, or similar agreement, with the Adviser and/or its affiliates with respect to GGP Shares and GGP Warrants owned by such investor and the aggregate number of such GGP Shares and GGP Warrants is equal to or less than the total amount of the Client’s GGP Shares and GGP Warrants in the Investment Account at such time (each such agreement, as amended, an “Equivalent Investor Agreement”) and (B) the Equivalent Investor Agreement contains a right of first offer in favor of the Adviser and/or its affiliates with terms that are more favorable to the investor than the terms of this Section 4(a) or does not contain a right of first offer, then the Adviser shall notify the Client of such Equivalent Investor Agreement and the Client shall have the right, at its sole discretion, to amend this Section 4(a) to replace the right of first offer terms set forth herein with the right of first offer terms set forth in such Equivalent Investor Agreement or to eliminate the right of first offer, as the case may be. For purposes of the forgoing, the Client hereby acknowledges and agrees that one or more other Equivalent Investor Agreements may have a different methodology than the Warrant Valuation Process for determining the value of the GGP Warrants, and any such differences shall not be included as part of the foregoing right to elect more favorable terms irrespective of whether such alternative methodologies result in a different value for the GGP Warrants at any time. For the avoidance of doubt, where a particular aspect or term of the right of first offer is offered to another investor and such aspect or term is dependent on other terms also being accepted by such other investor (collectively, a "Withdrawal Package"), the Client will also be offered that Withdrawal Package and may not select only certain terms from that Withdrawal Package.

(c)          In the event the Adviser proposes and would control a privatization of General Growth Properties Inc., the effect of which would be for the company to de-list from trading on a national securities exchange (a “Privatization”), the Adviser shall in good faith consider affording the Client an opportunity to invest in such Privatization.

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5.          Custody. The cash and assets of the Investment Account shall be held by The Bank of New York Mellon (the “Custodian”), which the Adviser represents has no affiliation with the Adviser and which the Client hereby represents has agreed to act as sole custodian for the Investment Account in accordance with the Adviser’s instructions. The Adviser shall at no time have actual or constructive custody, possession or direct control of the assets and cash in the Investment Account. In addition, the Adviser shall not be liable for any act or omission of the Custodian. The Adviser shall give instructions to the Custodian in writing or orally, but if instructions are given orally, the Adviser shall confirm them in writing or by facsimile as soon as practicable thereafter. The Adviser shall have the authority to instruct the Custodian to transfer funds (or securities) out of the Investment Account only upon corresponding transfer of securities (or funds) into the Investment Account. The arrangement with the Custodian shall be arranged such that the Custodian will provide the Adviser with such periodic reports concerning the status of the Investment Account as the Adviser may reasonably request from time to time. The Client will not change the Custodian without giving the Adviser reasonable prior written notice of its intention to do so together with the name of, and other relevant information with respect to, the new Custodian, in which case the Adviser shall cooperate reasonably to effectuate such change in custodian.

6.          Limit of Liability.

(a)          The Adviser shall be liable for loss only by reason of any act or omission taken or omitted as a result of its gross negligence, bad faith, fraud, willful misconduct, or willful and knowing breach of this Agreement, in each case as finally determined by the arbitration process in accordance with Section 24. The Adviser shall not be responsible for any loss incurred by reason of any act or omission of the Client or the Custodian, unless the Custodian’s act or omission was in conformity with the Adviser’s instructions and such instructions are finally determined by the arbitration process in accordance with Section 24 to have constituted gross negligence, bad faith, fraud, willful misconduct or willful and knowing breach of this Agreement on the part of the Adviser. The Adviser shall have no obligation to obtain any material non-public (“inside”) information about any issuer of securities, nor to purchase or sell, or to recommend for purchase or sale, for the Investment Account the securities of any issuer on the basis of any such information as may come into its possession.

(b)          The Client shall hold harmless and indemnify the Adviser against any and all judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorney’s fees incurred by the Adviser as the result of any action, suit or proceeding against the Adviser in its capacity as investment adviser of the Client, except to the extent that it is finally adjudicated by a court of competent jurisdiction that such action, suit or proceeding is a result of the Adviser’s gross negligence, bad faith, fraud, willful misconduct, or willful and knowing breach of this Agreement.

(c)          Notwithstanding any of the foregoing to the contrary, the provisions of this Section 6 shall not be construed as to relieve (or attempt to relieve) from liability or to provide for the indemnification of the Adviser for any liability (including liability under any federal securities law which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such (i) liability may not be waived, modified or limited under applicable law or (ii) indemnification may not be provided under applicable law, but shall be construed so as to effectuate the provisions of this Section 6 to the fullest extent permitted by applicable law.

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7.          Representations, Warranties and Covenants of the Client. The Client hereby represents and warrants to, and agrees with, the Adviser, that the statements set forth on Annex B are true as of the date hereof, and the Client herby covenants to promptly inform the Adviser in writing in the event any such representation and warranty is no longer true.

8.          Instructions to the Adviser. All instructions by or on behalf of the Client to the Adviser shall be in writing signed by two (2) authorized signatories of the Client. The Adviser shall be fully protected in relying upon any instruction signed by persons whose authority to do so has been previously certified by the Client to the Adviser. The Adviser shall also be fully protected when acting upon any instrument, certificate or paper the Adviser reasonably believes to be genuine and to be signed or presented by the proper person or persons.

9.          Reports. The Adviser shall provide the Client with the reports set forth on Annex C.

10.         Confidentiality.

(a)          Subject to Section 10(c), the Adviser shall maintain strict confidence with respect to the identity of the Client and its affiliates, this Agreement, and the nature of the relationship created by this Agreement, and any non-public financial or other information relating to the Client (including, without limitation, the Investment Account) which the Adviser obtains in its capacity as investment manager or otherwise.

(b)          Subject to Section 10(c), the Client shall maintain strict confidence with respect to this Agreement, the nature of the relationship created by this Agreement, and any information provided to the Client with respect to any advice or analysis with respect to investments in the Investment Account prepared by Adviser under this Agreement.

(c)          Either party may, however, disclose the types of information described in

Section 10(a) and Section 10(b) to its (i) agents, directors, officers, employees, advisors, attorneys, or representatives who require such information for the purpose of performing or assisting in the performance of its obligations or services hereunder and who are informed of the confidential nature of such information, (ii) to the extent required by law or court order; provided that such disclosing party shall have first, to the extent reasonably practicable, advised the other of the requirement to disclose such information and shall have afforded the other an opportunity to dispute such requirement and seek relief therefrom by legal process, (iii) in connection with any suit, action, arbitration or other proceedings between the parties hereto, and (iv) to the extent required in connection with any inspections or the preparation or filing of any filings required by any applicable law, including, without limitation, U.S. federal securities law, including the Exchange Act and the Advisers Act. In the case of Adviser, it may disclose the existence of the Investment Account, the assets of the Investment Account and the investment performance of the assets of the Investment Account in its marketing and other materials, so long as such disclosure does not identify the Investor.

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11.         Services to Other Clients and Principal Investments. The Adviser acts as adviser to other clients and may give advice, and take action, with respect to any of those clients that may differ from the advice given, or the time dedicated, to the Client, provided that the Adviser will not favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities and that, to the extent applicable and practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis. In particular, the Client acknowledges that the Adviser and/or its affiliates currently has and/or may establish investment vehicles or accounts, including for example the Parallel Investment Vehicles, with other clients for the purpose of pursuing investments which are Account Investments and that the Adviser and/or its affiliates have and may in the future buy or sell such investments. The Adviser shall have no obligation to purchase or sell for the Investment Account, or to recommend for purchase or sale by the Investment Account, any security that the Adviser, its principals, affiliates or employees may purchase for themselves or for any other clients; provided, however, that the Adviser shall adhere to the terms of and its obligations under this Agreement.

12.         Expenses.

(a)          The Adviser shall bear all of its separate expenses arising out of its services to the Client, including all of its general overhead expenses (including the rent of its offices, compensation and benefits of its administrative staff, maintenance of its books and records, and its fixed expenses, telephones, and general purpose office equipment) and out-of-pockent expenses except as expressly set forth in this paragraph. Subject to Section 12(b), the Client shall bear (or, if applicable, reimburse the Adviser therefor) the Investment Account’s pro rata portion of all expenses relating to the actions of or taken on behalf of the Continuing Consortium’s holding of GGP Shares and GGP Warrants. The Client’s pro rata portion shall be determined by dividing the value of the GGP Shares and GGP Warrants held in the Investment Account at the time any such expenses are incurred by the aggregate value of GGP Shares and GGP Warrants represented by the Continuing Consortium. Such reimbursable expenses shall include (but not be limited to): data processing costs and expenses; legal, professional, consulting, expert, accounting, auditing, and tax preparation expenses; the fees and expenses of the Custodian; transfer, stamp and similar taxes and charges (including penalties); and brokerage commissions and fees, clearing and settlement charges, and bank service fees.

(b)          The Adviser, in its discretion, may retain the services of independent third party professionals, including, without limitation, attorneys, accountants, and consultants, to advise and assist it in connection with the performance of its activities on behalf of the Continuing Consortium hereunder, and the Client shall bear full responsibility for its allocable portion (determined as set forth in Section 12(a)) and the expense of any fees and disbursements arising therefrom; provided, that the Client shall bear any expenses described in Sections 12(a) and 12(b) that are related to a Privatization (including, but not limited to, any expenses incurred as a result of the preparation for such Privatization) only if the Client has been provided an opportunity to participate on a pro rata basis in such Privatization pursuant to Section 4(c) or, if such Privatization is not effected, Client was promised in writing while such Privatization was still being actively pursued that Client would be offered such an opportunity.

13.         Successors and Assigns. Neither this Agreement, nor any rights or obligations hereunder, may be assigned (as the term “assignment” is defined in the Advisers Act and rules promulgated thereunder) or subcontracted by the Adviser without the written consent of the Client. Neither this Agreement, nor any rights or obligations hereunder, may be assigned by the Client, nor may Client undertake a direct or indirect change of control which would have the same effect, without the written consent of the Adviser. Any attempted assignment or subcontracting in contravention of the foregoing two sentences shall be null and void. This Agreement shall be binding upon each of the parties to this Agreement, and subject to the foregoing consent requirement, each party’s respective successors and assigns.

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14.         Termination. This Agreement may be terminated by the Client at any time upon written notice to the Adviser and by the Adviser at any time upon thirty (30) days’ written notice; provided that as a condition thereto any accrued but unpaid or unreimbursed expenses pursuant to Section 12 shall be paid (or the Adviser shall be reimbursed therefor). If not terminated earlier, this Agreement will automatically terminate when no more securities are held in the Investment Account. Upon termination, Sections 4(a)&(b), 6, 10 and 19 will survive.

15.         Notices. All notices and instructions with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given when delivered in writing to the addresses below or when deposited by first-class mail addressed as follows:

(a)          To the Custodian: such address as shall from time to time be provided in notice from the Client to the Adviser.

(b)          To the Client:

Revere Holdings Limited

Zephyr House

122 Mary Street

PO Box 709

Grand Cayman, KY1-1107, Cayman Islands

To the Adviser:

Brookfield Asset Management Private Institutional

Capital Adviser US, LLC

c/o Brookfield Private Funds Holdings Inc.

Suite 300, Brookfield Place

181 Bay St., P.O. Box 762

Toronto, ON M5J 2T3

Attention:          Joseph Freedman

17.          Written Disclosure Statement. The Client acknowledges receipt of the Adviser’s Written Disclosure Statement prior to the execution of this Agreement.

18.          Entire Agreement; Amendment. This Agreement, including the Annexes hereto, constitutes the entire agreement of the parties with respect to management of the Investment Account and may not be amended except by a writing signed by the parties.

19.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

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20.         Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

21.         Effective Date. This Agreement shall become effective on the Commencement Date.

22.         Waiver. Nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which the Client may have under federal or state securities laws.

23.         Counterparts. This Agreement may be executed in more than one counterpart with the same effect as if the parties executing the several counterparts had all executed one counterpart.

24.         Arbitration. Any dispute, controversy or claim (“Dispute”) arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach hereof which cannot be resolved by good faith discussions between the relevant parties within ninety (90) days of the date on which the Dispute is deemed to arise in accordance with this Section 24 shall be referred by any such party to, and shall be finally settled by, arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”). A Dispute shall be deemed to have arisen when a relevant party (or parties) gives notice to the other to that effect, pursuant to Section 15 hereof. The place of arbitration shall be London, United Kingdom, and shall be conducted in the English language. The decision or award of three (3) arbitrators, appointed in accordance with the Rules and in accordance with the requirements following in this Section 24, shall be in writing and is final and binding on the relevant parties. Each of the three (3) arbitrators shall be an attorney with at least ten (10) years of practice (at least five (5) of which must be predominately in the areas of corporate law) and who has served as an arbitrator in at least five (5) International Chamber of Commerce arbitrations. The arbitration panel shall award the prevailing party (or parties) its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration, proceedings for the recognition and enforcement of any arbitral award and the costs and attorney’s fees involved in the recognition and enforcement proceedings. The parties further agree that (i) attorney’s fees and costs associated with the successful recognition and enforcement of an arbitral award shall always be paid by the non-enforcing party (or parties) and (ii) notwithstanding anything in this Section 24 to the contrary and without inconsistency with this arbitration provision, the parties consent to the non-exclusive jurisdiction of any court identified in Section 24 hereof for the purpose of any proceeding for recognition and enforcement of both the arbitral award and the parties’ agreement as to costs of that proceeding in accordance with this Section 24. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential and special damages be awarded. In the event of any conflict between the Rules and any provision of this Agreement, this Agreement shall govern. Notwithstanding anything in this Section 24 to the contrary, any party may, without inconsistency with this arbitration provision, apply to any court of the State of New York to seek interim provisional or injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved or to enforce an arbitration decision or award.

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Notwithstanding any provision of this Agreement to the contrary, this Section 24 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 24, including the Rules, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 24. In that case, this Section 24 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 24 shall be construed to omit such invalid or unenforceable provision, but for the avoidance of doubt, the parties have no desire to have the Delaware Arbitration Act apply to this Agreement.

25.         Further Assurances. The Client agrees to execute such instruments and documents as may be required by law or that the Adviser reasonably deems necessary or appropriate to carry out the intent of this Agreement so long as they do not alter the rights and obligations of the Client under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day, month and year first above written.

Revere Holdings Limited

By:	/s/ Khaled Al Khajeh
Name:	Khaled Al Khajeh
Title:	Authorized Signatory

By:	/s/ Helal Al-Mazrouei
Name:	Helal Al-Mazrouei
Title:	Authorized Signatory

Brookfield Asset Management Private Institutional Capital Adviser US, LLC, a Delaware limited liability company

By:	/s/ David Stalter
Name:	David Stalter
Title:	Director

Investment Management Agreement (ADIA)

Annex A

Certain Disclosures and Conflicts of Interest

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Annex B

Client Representations and Warranties

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Annex C

Reports

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